EXHIBIT 6.2
                                                   FORM OF AGREEMENT WITH TALENT

Today's Date: ___________, 200_

Agreement Between PRIMA EAST/WEST MODEL MANAGEMENT, INC. (PRIMA) and

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This document is our agreement.

SERVICES OF PRIMA AND YOU

      1. With your consent, Prima shall act as your professional manager in the field of modeling and endorsements throughout the world and you promise to render modeling and all related services. Prima shall advise you regarding your career development and opportunities connected to but not limited to photography, advertising (and related areas) including make up, hair and the presentation of your image in the form of any visual means of capturing your image for modeling purposes. The acceptance or rejection of any modeling assignment will always be yours.

      2. In general, Prima shall manage your career for advertising purposes and or for the purpose of trade and or any activity connected with the worldwide modeling industry, for exploitation in other than entertainment enterprises, such as the media of print. Prima is hereby empowered by you, on your behalf to approve and permit the use of your name, photograph, portrait, picture, image and likeness for such foregoing purposes.

      3. Prima and you agree that this agreement shall operate as a written consent and release for Prima to present you to third parties, ie: advertisers, magazines and other media for such purposes set forth in paragraph 2 hereinabove. With respect to the rendition of your services outside of the United States, we shall have the right to designate, without your consent, any one or more persons, firms or corporation to carry out or do any or all of the acts to be performed by us.

FINANCIAL

      4. Compensation for the services to be rendered to you by Prima will be twenty (20) percent of any and all gross sums or other consideration received on your behalf or by you from any and all sources during the term hereof. In addition, if any additional usage, bonus or fees results from any job or contract that is negotiated and confirmed while you are under contract with Prima the service fee shall remain with Prima and the billing will be processed through Prima. You expressly grant Prima the right to negotiate and commission upon the same terms herein any agreement for your services entered into during the term hereof which are or maybe renewed or extended beyond the term of the within agreement. In addition, you agree to pay Prima an amount equal to ten (10) percent of any and all gross monies derived from any television commercials, industrials, usages, and or renewal fees as the terms apply to television commercials.

      5. Prima shall send invoices and statements to your clients, collect fees for you and finance invoices at Prima expense on Prima's voucher system (Prima's voucher system provides advances of compensation to you which have not yet been paid by a client.)
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      6. You further understand that in the event Prima loans, advances or disburses monies for you, Prima may deduct such sums, together with its compensation, from any and all monies and other consideration collected on your behalf.

TERM OF AGREEMENT

      7. The term (the initial term) of this agreement shall be for Two(2) years commencing on date of contract.

      8. Other than as provided in paragraph 7 hereinabove, this agreement will be renewed for a period of one(1) year following the initial term unless you give written notice to Prima of your intention to terminate by registered mail within sixty(60) days prior to the expiration of the initial term. In the absence of notice, the agreement will continue to be renewed from year to year on the expiration date of the then current year term.

VISA AND APPLICATION FOR EMPLOYMENT PERMIT

      9. If necessary, you shall fully cooperate in all respects in obtaining an H-1B (non immigrant working) visa and/or executing all documents related thereto and in the completion and execution of an "application for employment permit" when required by law.

      10. If at any time during the contract term you decide to cease your representation by Prima, you agree that you will not seek out or accept representation by any other modeling agency/management agency in Los Angeles for the duration of your contractual period.

      11. If any term, provision or condition of this agreement is found to be illegal or unenforceable by a court of competent jurisdiction, the remaining terms, provisions and conditions of this agreement shall remain legally binding.

      12. This agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the state of California, without giving effect to conflict of law rules and irrespective of the fact that a party hereto may not be a resident of or maintain a place of business in the state of California.

      13. The court(s) and authorities of State of California, Los Angeles county shall have jurisdiction and venue over any and all controversies that may arise with respect to this agreement, the parties hereby waiting any other venue and or jurisdiction to which they may be entitled by virtue or domicile and or otherwise.

AGREED AND CONSENTED TO

Prima East/West Model Management, Inc.


By
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And
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             Model